Exhibit 16

May 29, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Portage Biotech, Inc. within its Form 6-K dated May 29, 2025. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Portage Biotech, Inc. contained therein.

Very truly yours,

Marcum LLP